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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Cendant Corporation's Registration Statement Nos. 333-11035, 333-17323, 333-17411, 333-20391, 333-23063, 333-26927, 333-35707, 333-35709, 333-45155, 333-45227, 333-49405, 333-78447, 333-86469, 333-51586, 333-59246, 333-65578, 333-65456, 333-65858, 333-83334, 333-84626, 333-86674 and 333-87464 on Form S-3 and Registration Statement Nos. 33-74066, 33-91658, 333-00475, 333-03237, 33-58896, 33-91656, 333-03241, 33-26875, 33-75682, 33-93322, 33-93372, 33-75684, 33-80834, 33-74068, 33-41823, 33-48175, 333-09633, 333-09655, 333-09637, 333-22003, 333-30649, 333-42503, 333-34517-2, 333-42549, 333-45183, 333-47537, 333-69505, 333-75303, 333-78475, 333-51544, 333-38638, 333-64738, 333-71250, 333-58670 and 333-89686 on Form S-8 of our report dated February 7, 2002 (April 1, 2002 as to the subsequent events described in Note 28) and (August 12, 2002 as to the effects of the discontinued operation described in Notes 1 and 5 and as to the pro forma effect of the non-amortization of goodwill disclosed in Note 1) (which expresses an unqualified opinion and includes explanatory paragraphs relating to the modification of accounting treatment relating to securitization transactions, the accounting for derivative instruments and hedging activities, the revision of certain revenue recognition policies and as to the effects of the discontinued operation as discussed in Notes 1 and 5) appearing in this Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP
New York, New York
August 14, 2002

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INDEPENDENT AUDITORS' CONSENT